Exhibit 99.1

FOR IMMEDIATE RELEASE

R. G. BARRY CORPORATION ANNOUNCES INTENT TO

VOLUNTARILY DELIST FROM NASDAQ GLOBAL MARKET

PICKERINGTON, Ohio, Thursday, August 14, 2014 – Accessories marketer R. G. Barry Corporation (NASDAQ: DFZ) (“R. G. Barry” or the “Company”) today announced that it has submitted written notice to the NASDAQ Global Market (“NASDAQ”) of its intention to voluntarily delist from NASDAQ the Company’s common shares, par value $1.00 per share, and the associated Series II Junior Participating Class A Preferred Shares, par value $1.00 per share (collectively, the “Shares”).

As previously announced, the Company entered into an Agreement and Plan of Merger, dated May 1, 2014 (the “Merger Agreement”), with MRGB Hold Co., a wholly-owned affiliate of Mill Road Capital, a private equity firm, and MRVK Merger Co., a wholly-owned subsidiary of MRGB Hold Co., pursuant to which MRVK Merger Co. will merge with and into the Company, with the Company continuing as the surviving corporation (the “Merger”). The Company has called a Special Meeting of Shareholders to be held on September 3, 2014 to consider and vote on, among other matters, the adoption of the Merger Agreement. If the shareholders of the Company adopt the Merger Agreement at the Special Meeting, the Company expects the Merger to be completed on or about September 3, 2014.

Upon completion of the Merger, each common share of the Company outstanding immediately prior to the effective time of the Merger (other than those common shares owned by the Company, MRGB Hold Co. or MRVK Merger Co. and any common shares as to which shareholders of the Company have properly exercised dissenting shareholders’ rights pursuant to Ohio law) will be converted into the right to receive $19.00 in cash, without interest and less any applicable withholding taxes, and MRGB Hold Co. will own all of our outstanding common shares (and the associated Series II Junior Participating Class A Preferred Shares).

Today, the Company notified NASDAQ of its intention to file a Form 25 (“Notification of Removal from Listing and/or Registration under Section 12(b) of the Securities Exchange Act of 1934”) with the Securities and Exchange Commission (the “SEC”) on August 25, 2014. Assuming that the Merger Agreement is adopted by our shareholders and the Merger is completed on September 3, 2014, the Form 25 filing will be effective and the Shares will be delisted from NASDAQ on September 4, 2014. Upon effectiveness of the Form 25 filing, the Company also intends to file, on September 4, 2014, a Form 15 with the SEC to terminate the registration of the Shares under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and to notify the SEC of the automatic suspension of its public reporting obligations under Sections 13(a) and 15(d) of the Exchange Act.

As of the date of the Company’s filing of the Form 15, its obligation to file certain reports under the Exchange Act, including Forms 10-K, 10-Q and 8-K, will be immediately suspended, and other filing requirements will terminate upon the effectiveness of the deregistration, which should occur 90 days after the filing of the Form 15.

Peter J. Solomon Company L.P. is serving as financial advisor and Vorys, Sater, Seymour and Pease LLP is serving as legal advisor to the Board in connection with the Merger.

About R. G. Barry

R. G. Barry creates and markets great accessories brands and fashionable, solution-oriented products that make life better. Our primary brands include: Dearfoams slippers dearfoams.com; baggallini handbags, totes and travel accessories baggallini.com; and Foot Petals premium insoles and comfort products footpetals.com. To learn more, visit us at rgbarry.com.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed merger of the Company with an affiliate of Mill Road Capital. In connection with the proposed merger, the Company has filed a proxy statement and other relevant materials with the SEC. The definitive proxy statement has been sent or given to the shareholders of the Company and contains important information about the Company, the proposed merger and related matters. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY, AS THEY CONTAIN IMPORTANT INFORMATION THAT SHAREHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER. The proxy statement and other relevant materials and any other documents filed by R. G. Barry with the SEC, may be obtained, without charge, from the SEC’s website (www.sec.gov) or, without charge, from R. G. Barry by mail or online from the R. G. Barry website at the Investor Relations section of www.rgbarry.com.

Participants in the Solicitation

R. G. Barry and its executive officers and directors may be deemed to be participants in the solicitation of proxies from R. G. Barry shareholders with respect to the proposed merger. Information regarding any interests that the executive officers and directors of R. G. Barry may have in the transaction will be set forth in the preliminary and definitive proxy statements described above.

Cautionary Statement Concerning Forward Looking Safe Harbor Statements

Statements in this press release that are not descriptions of historical facts may be “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. In some cases, these forward-looking statements may be identified by the use of words such as “may”, “will”, “expect”, “plan”, “anticipate”, “believe”, or “project”, or the negative of those words or other comparable words. Any forward-looking statements included in this communication are made as of the date hereof only, based on information available to R. G. Barry as of the date hereof, and subject to applicable law to the contrary. R. G. Barry undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause R. G. Barry’s actual results to differ materially from those suggested by the projected information in such forward-looking statements. Such risks and uncertainties include, among others: any conditions imposed on the parties in connection with the consummation of the merger transactions described herein; adoption of the merger agreement by R. G. Barry’s shareholders (or the failure to obtain such adoption); the ability to obtain regulatory approvals of the merger and the other transactions contemplated by the merger agreement on the proposed terms and schedule; R. G. Barry’s ability to maintain relationships with customers, employees or suppliers following the announcement of the merger agreement and the transactions contemplated thereby; the ability of third parties to fulfill their obligations relating to the proposed transactions, including providing financing under current financial market conditions; the ability of the parties to satisfy the conditions to closing of the proposed transactions; the risk that the merger and the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; general industry and economic conditions; and the risks that are described from time to time in R. G. Barry’s reports filed with the SEC, including the Annual Report on Form 10-K for the fiscal year ended June 29, 2013, filed with the SEC on September 11, 2013, in other of R. G. Barry’s filings with the SEC from time to time, including Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on the forward-looking statements. The Company has no obligation to update the forward-looking statements.

Contact:	Roy Youst, RG Barry Investor Relations ryoust@rgbarry.com 614.729.7275
José G. Ibarra, Senior VP Finance/CFO jibarra@rgbarry.com 614.864.6400